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Big Cat Energy Provides Coal Bed Methane Operators
Proposals Exceeding $11 million To Manage CBM / CSNG Produced Water,
In-Bore Aquifer Recharge Injection Expanding Use to New Markets and as Best Practice

Upton, Wyoming (April 13, 2010) Big Cat Energy Corporation (www.bigcatenergy.com) (“Big Cat”) (BCTE: OTCBB), a supplier of the ARID® Aquifer Recharge Injection system, today provided an operational update on its current operations.

Big Cat has received requests for proposals from seven major coal bed methane (CBM/CSNG) operators in Wyoming and Montana. The proposals represent $11 million of potential revenue to the Company and encompass approximately 580 well sites. “We are encouraged by the interest in the ARID systems shown by these operators,” said Tim Barritt, Big Cat CEO and President. “With the tight margin on gas prices and the increased pressure to eliminate surface discharge, the use of ARID in-bore aquifer recharge at around $0.03 per barrel is the intelligent choice for CBM water management,” added Mr. Barritt. “Acceptance of any of Big Cat’s proposals would substantially increase the Company’s sales and cash flow.”

The ARID In-bore Aquifer Recharge Injection System has been selected as the water handling component for a proof of concept project to enhance the public water supply in the Southwestern United States. The project team includes, among others, a major university and a US Federal Agency. The first phase of this project is scheduled to be completed in September 2010 and will have a budget of $40 million. The project involves the collection and re-injection of a combined solution of treated brine water and drinking water into existing drinking water aquifers to enhance and preserve the public drinking water supply for future use. “The positive outcome of this project will have an enormous impact on Big Cat’s long term revenue stream,” noted Ray Murphy, Big Cat’s Geologist and Chief Operating Officer.

Big Cat is in discussions with a service provider in Australia to evaluate the use of the ARID System for handling Coal Seam Natural Gas produced water in Australia prior to major CSNG development in that Country. “We are currently researching the potential for this new market and believe there is a large opportunity for Big Cat in Australia that must be attacked while CSNG Operators are searching for economical and environmentally friendly water handling solutions,” said Mr. Barritt.

"We are also involved in a research project with another CBM operator utilizing a federal grant rejuvenating small producer involvement in CBM by demonstrating the economic impact of utilizing development best practices.  This study will use results of the salvage process to create an economic model connecting costs of salvaging within the value of the proved reserves, and book previously abandoned reserves as proven reserves,” noted Mr. Barritt.

If final contracts are achieved, fulfillment of the above proposals and new business opportunities may require additional working capital. The Company is currently exploring potential financing options, including private placement and debt opportunities, to provide for the Company’s future cash flow requirements.

About Big Cat Energy Corporation

Big Cat Energy Corporation works with Coal Bed Methane (“CBM”) Well operators to assist them in implementing the most cost effective, yet most environmentally friendly, method for handling produced water. Big Cat Energy Corporation’s ARID Aquifer Recharge Injection System and Service allows CBM operators to save money by re-injecting the water produced from their CBM gas wells, eliminating surface discharge, and retaining usable water for the landowners future needs.

For sales information contact Jim Farnsworth or Tim Barritt at 307-468-9369 or email sales@bigcatenergy.com, or visit our web site at http://www.bigcatenergy.com

Investor Relations
Tel: (877) 912-2283
Email: investor@bigcatenergy.com
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Forward-Looking Statements

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the Company's annual reports filed with the Securities and Exchange Commission.